Memorandum

To:	Directors and Executive Officers of NovaStar Financial, Inc.
From:	Jeffrey D. Ayers
Date:	August 23, 2006
Re:	Notice of Blackout Period

NovaStar Financial, Inc. (the “Company”) is changing the recordkeeper for the NovaStar Financial, Inc. 401(k) Plan (the “Plan”) from MetLife Retirement Plans to The Newport Group, effective October 1, 2006. The transition of Plan records from MetLife Retirement Plans to The Newport Group will require that a blackout period (the “Blackout Period”) be imposed on the ability of Plan participants to request loans, withdrawals or distributions, make fund exchanges (transfers) or contribution allocation changes, or check account balances. Participants will still be able to make payroll and rollover contributions and loan repayments during the Blackout Period.

The Blackout Period will begin at 3:00 p.m. Central time on September 18, 2006 and is expected to end during the calendar week of October 22, 2006. You will be informed if the timing of the Blackout Period changes.

As a director or executive officer of the Company, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR, which prohibit certain transactions involving Company securities during the Blackout Period. You will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring during the Blackout Period those shares, or options to acquire shares, of Company common stock you acquired in connection with your service or employment as a director or executive officer of the Company.  Any Company common stock you purchase or dispose of during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company.  If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer of shares, or options to acquire shares, of Company common stock during the Blackout Period, whether pursuant to a 10b5-1(c) sales plan or otherwise, you must notify me at the number below to determine whether you are permitted to complete the transaction. In addition, all transactions still remain subject to the provisions of the Company's insider trading policy.

If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact me by phone at 816-237-7964 or by mail at NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114.